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                                                                    Exhibit 99.3

             ZAPATA CORPORATION ACQUIRES ADDITIONAL STAKE IN SAFETY
                         COMPONENTS INTERNATIONAL, INC.

ROCHESTER, NEW YORK, October 6, 2003 - Zapata Corporation (NYSE: "ZAP") announced today that it has purchased an additional 1,498,489 shares of common stock in Safety Components International, Inc. (OTCBB: "SAFY") in privately negotiated transactions at a purchase price of $16.9 million or $11.30 per share. On September 29, 2003 Zapata announced that it had purchased 2,663,905 shares of common stock in Safety Components. As a result of its recent purchases, Zapata now holds approximately 83.9% of Safety Components' outstanding shares.

Safety Components International is an independent supplier of automotive airbag fabric and cushions and technical fabrics with operations in North America and Europe. Safety Components sells airbag fabric domestically and cushions worldwide to the major airbag module integrators that outsource such products. Safety Components is also a manufacturer of value-added technical fabrics used in a variety of niche industrial and commercial applications such as ballistics material for luggage, filtration, military tents and fire service apparel. For the year ended March 29, 2003, Safety Components reported sales of $244.3 million and income from continuing operations of $7.9 million. For the thirteen weeks ended June 28, 2003, Safety Components reported sales of $67.4 million and net income of $4.4 million.

About Zapata Corporation:

Zapata Corporation is a holding company which currently has one principal operating company, Omega Protein Corporation (NYSE: "OME"), in which it has a 60% ownership interest. Omega Protein is the nation's largest marine protein company. In addition, Zapata owns 98% of its subsidiary, Zap.Com Corporation (OTCBB: "ZPCM"), which is a public shell corporation.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: The statements contained in this press release which are not historical fact are forward-looking statements based upon management's current expectations that are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in or implied by forward looking statements. Factors that could cause actual results, events and developments to differ include, without limitation, those factors listed under the caption "Significant Factors That Could Affect Future Performance And Forward Looking Statements" in the Company's Annual Report on Form 10-K for the year ended December 31, 2002. Consequently all forward looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized.



Contact:
Zapata Corporation
Leonard DiSalvo
585 242-8703
www.zapatacorp.com
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